EXHIBIT 20.1

FOR FURTHER INFORMATION CONTACT:
Jacque Underdown (831) 761-4741

FOR IMMEDIATE RELEASE

GRANITE CONSTRUCTION INCORPORATED UPDATES THIRD QUARTER
RESULTS DUE TO SFAS 150 ACCOUNTING RULE CHANGE

Watsonville, California (November 12, 2003) Granite Construction Incorporated (NYSE:GVA) announced today that on November 7, 2003 the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. 150-3, Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150 “Accounting for Certain financial Instruments with Characteristics of Both Liabilities and Equity” (“FSP 150-3”). FSP 150-3 defers the implementation of certain aspects of FASB Statement No. 150 (“SFAS 150”) indefinitely, including the measurement provision of SFAS 150 related to certain redeemable securities of our majority owned subsidiary, Wilder Construction Company.

In our earnings press release dated November 5, 2003 we had included in our financial information for the third quarter ended September 30, 2003 a cumulative effect of a change in accounting principle in the amount of $5.1 million and other expenses related to the implementation of SFAS 150. Due to the deferral that is required by FSP 150-3, this cumulative effect and the related expenses will not be recorded in the financial statements in our Quarterly Report on Form 10Q for the quarter ended September 30, 2003 to be filed on or about November 14, 2003.

Commenting on this change, William E. Barton, Senior Vice President and Chief Financial Officer said, “At the time of our earnings release it was required by the FASB that we reflect this accounting change in our financials. FASB subsequently issued a change that, although positively impacting our net income per share, does not reflect any changes in the quality of our operating financial results.”

The table below illustrates the impact of this change on our diluted earnings per share for the quarter ended September 30, 2003:

	Current	Previously Reported

Income per share before the cumulative effect of a change in accounting principle	$0.63	$0.60
Cumulative effect of a change in accounting principle	—	$0.13
Net income per share	$0.63	$0.47

Attached is a revised Comparative Financial Summary for the quarter and nine months ended September 30, 2003.

Granite is one of the nation’s largest diversified heavy civil contractors and construction materials producers. Granite Construction serves public and private sector clients through its offices nationwide. For more information about the company, please visit their website at www.graniteconstruction.com.